Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 30, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Campbell Soup Company’s Annual Report on Form 10-K for the year ended August 3, 2008.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 11, 2009